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                                                                    EXHIBIT 11.1

                            DESWELL INDUSTRIES, INC.

        CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

         Deswell Industries, Inc, is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company's Chairman, Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions including financial controllers and treasurers), and those persons listed each year in the Company's Annual Report on Form 20-F as an officer of a subsidiary of the Company (together, "SENIOR OFFICERS"), sets forth specific policies to guide you in the performance of your duties.

         As a Senior Officer, you must not only comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner; and you have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

         This Code of Ethics is intended to supplement any code of business conduct and ethics that may be adopted by the Company, if so adopted. You will also be bound by the requirements and standards set forth in any such code of business conduct and ethics, if adopted, as well as those set forth in this Code of Ethics and other applicable policies and procedures.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled "Compliance with Code of Ethics."

CONFLICTS OF INTEREST

         A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company. Your obligation to conduct the Company's business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships.

         Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, you must make full disclosure of all facts and circumstances to, and obtain the written approval of, the Chair of the Audit Committee of the Board of Directors, or if the Chair of the Audit Committee is not available within a reasonable period of time, then any member of the Audit Committee.

DISCLOSURES

         It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

COMPLIANCE WITH THE CODE OF ETHICS

         If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to any member of the Audit Committee of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

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         Violations of this Code of Ethics may result in disciplinary action, up to and including discharge, The Audit Committee of the Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

WAIVERS OF THE CODE OF ETHICS

         If you would like to seek a waiver of the Code of Ethics you must make full disclosure of your particular circumstances to the Chairman of the Audit Committee of the Board of Directors.

NO RIGHTS CREATED

         This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's Senior Officers in the conduct of Deswell's business, It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.